April 23, 2018

SRC Energy Issues Preliminary First Quarter 2018 Results; Provides an Operations Update; Announces First Quarter 2018 Earnings Release and Conference Call Dates
DENVER, CO April 23, 2018 (GlobeNewswire)—SRC Energy Inc. (NYSE American: SRCI) (“SRC” or the “Company”), an oil and gas exploration and production company focused in the Denver-Julesburg Basin, today issues preliminary first quarter 2018 operating results, provides an operations update, and announces its first quarter 2018 earnings release and conference call dates.

Production and Average Realized Pricing Summary

	Three Months Ended
	3/31/2018	12/31/2017	Sequential % Chg.	3/31/2017
Average Daily Volumes
Daily Production (BOE/day)	45,397	45,658	-nil-	17,743
Liquids %	69%	69%		64%
Product Price Received
Crude Oil ($/Bbl)*	$56.01	$48.80	15%	$42.50
Natural Gas Liquids ($/Bbl)	$19.15	$20.81	-8%	$15.94
Natural Gas ($/Mcf)	$2.14	$2.21	-3%	$2.66
Differentials
NYMEX WTI*	$(6.880)	$(6.570)	-5%	$(9.410)
NYMEX Henry Hub	$(0.860)	$(0.690)	-25%	$(0.350)
Unit Costs
Lease Operating Expense ($/BOE)	$1.93	$1.54	25%	$2.33
* Includes transportation and gathering expense

For the quarter ended March 31, 2018 crude oil accounted for approximately 50% of total equivalent production volumes. Per unit LOE trended higher in the quarter ended March 31, 2018, primarily as a result of production constraints.

Operations Update and Capital Expenditures
During the quarter ended March 31, 2018, SRC drilled 28 gross (~24 net) wells and turned to sales 12 gross (~11 net) wells. The table below details all activity from January 1, 2018 through April 23, 2018:

			Gross Well Count by Zone
Pad Name	Lateral Length	Avg. WI	Niobrara	Codell	Status
Leffler	12 LL	90%	7	5	TTS
Ag	12 LL	89%	7	5	TTS
Goetzel	12 LL	92%	8	4	Completing
Falken	12 LL, 6 SL	95%	11	7	WOC
Boomerang	12 ML, 4 LL	83%	10	6	WOC
Harvesters	12 ML	88%	8	4	Drilling
Donn	13 LL	88%	8	5	Drilling
TTS - Turned to sales | WOC - Waiting on completion | SL -Standard Lateral | ML - Mid-Reach Lateral | LL- Long Lateral

Drilling and completion capital expenditures for the quarter ended March 31, 2018 were approximately $111 million and funded by the Company's operating cash flows.

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy commented, "The lack of gas processing capacity and the associated high line pressures continue to prohibit us from increasing our production from the Company's 2017 exit levels and our operations team has done an excellent job working through this difficult situation. We are encouraged by DCP’s progress on the plant expansion which is now scheduled ahead of their initial timeframe and should be operational in early third quarter 2018. This plant opening as well as other plants scheduled to be completed in 2018 and 2019 should help alleviate bottlenecks to increased production."

First Quarter 2018 Earnings Release and Call
SRC plans to issue its first quarter earnings release on Wednesday, May 2, 2018 after the close of trading on the New York Stock Exchange.
SRC will host a conference call on Thursday, May 3, 2018 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747
Webcast: https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/24383/indexl.html
Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  5/17/18
Upcoming Investor Conferences
Presentations provided in conjunction with these events will be available on SRC's website at www.srcenergy.com the morning of the respective presentation. Members of SRC senior management will participate in the following hosted investor events, please refer to the Company’s website for specific presentation dates and attendees:
Stephens Energy Executive Summit - May 15-16, 2018 Little Rock, AR
TPH Hotter 'N' Hell Conference - May 15-16, 2018 Houston, TX
Wells Fargo West Coast Energy Conference - June 12-13, 2018 San Francisco, CA
JP Morgan 2018 Energy Conference - June 18-20, 2018 New York, NY
About SRC Energy Inc.
SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.
Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding expected first quarter results, including capital expenditures, costs, drilling and completion activities, midstream activities and production, and the timing and impact of additional midstream facilities. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; agreements to convey many of the underlying wells through signed or anticipated agreements may not be completed; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; the possibility that additional midstream facilities will not be constructed within anticipated time periods or that such facilities will not have the anticipated effect on operations; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. Results presented for the first quarter of 2018 are preliminary and subject to change as the Company finalizes its financial statements for the quarter.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com